Exhibit 99.1

Buckeye Announces First Quarter FY 2011 Results

Net Income of $64.4 million or $1.59 per share including $51.3 million or $1.26 per share from Cellulosic Biofuel Credits

Adjusted 1Q EPS of $0.34 compared to $0.12 in 1Q-FY10 and $0.26 in 4Q-FY10

Sales up 14.0% versus Year-Ago Quarter

Reduced Long-term Debt by an additional $73 million

Retired remaining $140MM of Public Notes and closed on new 5-year $300 million Bank Revolver in October

MEMPHIS, Tenn.--(BUSINESS WIRE)--October 27, 2010--Buckeye Technologies Inc. (NYSE:BKI) today announced first quarter net income of $64.4 million or $1.59 per share. First quarter earnings included net income of $51.3 million, or $1.26 per share, from cellulosic biofuel credits (“CBC”) generated in 2009. This compared to net income of $39.2 million or $1.00 per share in the prior year comparable period, which included net income of $35.1 million, or $0.89 per share, from alternative fuel mixture credits (“AFMC”).

Net sales were $202 million for the first quarter of fiscal 2011, up 14% versus net sales of $177 million in the first quarter of fiscal 2010 due to higher selling prices and improved mix. Shipment volume for the specialty fibers segment was down 7% year over year as we rebuilt inventories after the fourth quarter power outage at our Florida specialty wood pulp facility and limited raw material availability constrained shipments from our specialty cotton fibers plants. Nonwovens shipment volume was up 9% year over year.

Excluding income from the AFMC and CBC tax credits and certain other items listed below*, adjusted net income was $13.7 million, or $0.34 per share versus first quarter fiscal 2010 net income of $4.5 million, or $0.12 per share. The $0.22 per share increase in adjusted EPS, compared to last year, was largely driven by higher selling prices and improved mix in the specialty fibers segment.

Comparing the first quarter to the fourth quarter of FY10, adjusted EPS* was up $0.08. Sales were down $3 million in spite of higher selling prices as shipment volume overall was down 5%. Increased selling prices on fluff pulp and specialty cotton fibers combined with increased nonwovens production and shipment volumes accounted for about half of the improved profitability in the first quarter. The reduced impact of the fourth quarter power outage on the first quarter of FY11 relative to the fourth quarter of FY10 accounted for the rest of the improvement.

Chairman and Chief Executive Officer John B. Crowe said, “Buckeye’s first quarter results exceeded our expectations going into the quarter. Earnings showed strong improvement compared both to the same quarter a year ago and to the immediately preceding quarter. We continue to be sold out in specialty wood and can sell all the cotton pulp we can make although we are still raw material constrained. Fluff pulp demand and prices continue to be strong. Nonwovens demand continues to grow. Input costs have remained fairly stable with the exception of cotton linters. We continue to work on profit improvement initiatives, and as such during the quarter we made the decision to consolidate all production at our Delta, B.C. Canada airlaid facility on the newer of the two machines at that site. This is expected to result in a cost reduction of $2.5 – $3.0 million per year, and a total restructuring charge of approximately $1 million over the first two quarters of this fiscal year. Our Foley energy independence project is on schedule with phase one coming on line next month and full completion scheduled for the fall of 2011.”

Mr. Crowe went on to say, “This was a milestone quarter for Buckeye, as we paid our first ever quarterly dividend in September, retired all of our remaining public debt on October 1, and put a new 5-year $300 million bank revolver in place on October 22. We also exceeded $500 million in stockholder’s equity for the first time since becoming a public company. We continue to be encouraged about our outlook.”

Buckeye has scheduled a conference call for October 28, 2010 at 9:00 a.m. ET to discuss first quarter fiscal year 2011 results. Those interested in listening by telephone may dial in at (888) 437-9318 within the United States. International callers should dial (719) 325-2103. Supplemental material for the call will be available on the Company’s website at www.bkitech.com or at www.streetevents.com.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, Canada, and Brazil. Its products are sold worldwide to makers of consumer and industrial goods.

Note Regarding Non-GAAP Financial Measures

*This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP measures used are “adjusted operating income”, “adjusted net income”, and “adjusted earnings per share” and are equal to net income, operating income and earnings per share excluding income from alternative fuel mixture credits, cellulosic biofuel credits, restructuring cost and early debt extinguishment cost. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it allows for a more meaningful comparison of these financial measures to prior periods, but this information should not be considered a substitute for any measures derived in accordance with GAAP. The Company manages its business units by financial measures which exclude these two items. Operating income and earnings per share targets for our all-employee bonus and at-risk compensation also exclude the benefit of all of these items.

	1st Quarter		4th Quarter
($ in Millions)	2011	2010	2010
Operating income
Operating income in accordance with GAAP	23.6	48.0	19.1
Special items:
Restructuring costs	0.6	0.7	0.1
AFMC / CBC	---	(35.8)	---
Adjusted operating income	24.2	12.9	19.2

Net income
Net income in accordance with GAAP	64.4	39.2	9.7
Special items, after-tax:
Restructuring costs	0.6	0.5	0.1
AFMC / CBC	(51.3)	(35.1)	---
Early Extinguishment of Debt	---	(0.1)	0.8
Adjusted net income	13.7	4.5	10.6

Earnings per share (EPS)
EPS in accordance with GAAP	$1.59	$1.00	$0.24
Special items, after-tax, per share:
Restructuring costs	0.01	0.01	---
AFMC / CBC	(1.26)	(0.89)	---
Early Extinguishment of Debt	---	---	0.02
Adjusted EPS	$0.34	$0.12	$0.26

Note Regarding Forward-Looking Statements

This press release also contains forward-looking statements within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” or “continue (or the negative or other derivatives of each of these terms or similar terminology). The “forward-looking statements” include, without limitation, statements regarding the economic outlook for the Company and the demand for its products, expected cost reductions and restructuring charges and the expected completion of our Foley energy independence project. These statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s Annual Report on Form 10-K and other period filings with the Securities and Exchange Commission.

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009

Net sales	$202,075	$205,130	$177,274
Cost of goods sold	165,762	171,995	152,367
Gross margin	36,313	33,135	24,907
Gross margin as a percentage of sales	18.0%	16.2%	14.0%

Selling, research and administrative expenses	11,671	13,441	11,549
Amortization of intangibles and other	479	483	473
Restructuring costs	552	144	764
Alternative fuel mixture credits	-	-	(35,842)
Other operating income	(7)	(27)	-

Operating income	23,618	19,094	47,963

Net interest expense and amortization of debt costs	(3,597)	(3,671)	(5,289)
Early extinguishment of debt	-	(1,234)	165
Foreign exchange and other	(614)	172	(100)
Income before income taxes	19,407	14,361	42,739
Income tax expense (benefit)	(45,018)	4,645	3,507
Net income	$64,425	$9,716	$39,232

Computation of diluted earnings per share under the two-class method

Net income attributable to shareholders	$64,425	$9,716	$39,232
Less: Distributed and undistributed income allocated to participating securities	(1,186)	-	-
Distributed and undistributed income available to shareholders	$63,239	$9,716	$39,232

Diluted average weighted shares outstanding	39,716	39,964	39,136

Diluted earnings per share	$1.59	$0.24	$1.00

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30	June 30	September 30
	2010	2010	2009
Current assets:
Cash and cash equivalents	$22,400	$22,121	$23,255
Accounts receivable, net	126,887	122,960	113,395
Income tax and AFMC Receivable	24,513	68,356	32,114
Inventories	85,862	74,850	82,861
Deferred income taxes and other	10,101	9,541	7,382
Total current assets	269,763	297,828	259,007

Property, plant and equipment, net	530,790	524,475	532,851
Goodwill	2,425	2,425	2,425
Deferred income taxes	14,824	-	-
Intellectual property and other, net	26,569	27,726	26,141
Total assets	$844,371	$852,454	$820,424

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$33,715	$39,376	$28,943
Accrued expenses	49,020	44,007	42,922
Short-term debt	-	198	-
Current portion of long-term debt	17,580	67,000	-
Total current liabilities	100,315	150,581	71,865

Long-term debt	147,420	170,332	295,000
Deferred income taxes	6,602	56,344	48,961
Other liabilities	77,644	37,876	34,722
Stockholders' equity	512,390	437,321	369,876
Total liabilities and stockholders' equity	$844,371	$852,454	$820,424

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Three Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009
OPERATING ACTIVITIES
Net income	$64,425	$9,716	$39,232
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,974	11,951	11,294
Amortization	677	670	748
Loss on early extinguishment of debt	-	1,234	(165)
Deferred income taxes	(65,435)	7,583	201
Noncurrent AFMC refund payable	41,144	-	-
Loss (gain) on disposal of equipment	99	(459)	31
Provision for bad debts	112	270	(159)
Excess tax benefit from stock based compensation	(10)	(707)	-
Stock-based compensation expense	817	563	-
Other	(132)	6,148	(414)
Change in operating assets and liabilities
Accounts receivable	(1,376)	(7,837)	(201)
Income tax and AFMC receivable	43,843	5,453	(22,740)
Inventories	(9,749)	7,205	5,769
Other assets	897	(1,054)	(1,400)
Accounts payable and other liabilities	(5,246)	10,355	1,905
Net cash provided by operating activities	82,040	51,091	34,101

INVESTING ACTIVITIES
Purchases of property, plant & equipment	(11,916)	(17,771)	(8,762)
Proceeds from sale of assets	4	8	-
Proceeds from State of Florida grant	-	-	7,381
Other	(72)	(110)	(16)
Net cash used in investing activities	(11,984)	(17,873)	(1,397)

FINANCING ACTIVITIES
Net borrowings (payments) under line of credit	(72,534)	(10,497)	77,529
Payments on long term debt and other	-	(25,000)	(110,000)
Payments for debt issuance costs	-	(650)	-
Payments related to early extinguishment of debt	-	(1,700)	-
Excess tax benefit from stock based compensation	10	707	-
Net proceeds from sale of equity interests	41	3,906	122
Payment of dividend	(1,617)	-
Other	-	(684)	-
Net cash used in financing activities	(74,100)	(33,918)	(32,349)

Effect of foreign currency rate fluctuations on cash	4,323	(4,114)	839

Increase (decrease) in cash and cash equivalents	279	(4,814)	1,194
Cash and cash equivalents at beginning of period	22,121	26,935	22,061
Cash and cash equivalents at end of period	$22,400	$22,121	$23,255

BUCKEYE TECHNOLOGIES INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(In thousands)

	Three Months Ended
SEGMENT RESULTS	September 30, 2010	June 30, 2010	September 30, 2009
Specialty Fibers
Net sales	$142,792	$148,690	$122,159
Operating income (a)	22,140	19,276	8,537
Depreciation and amortization (b)	7,787	7,760	7,040
Capital expenditures	10,903	16,026	7,436

Nonwoven Materials
Net sales	$68,120	$63,912	$62,728
Operating income (a)	4,603	3,746	5,144
Depreciation and amortization (b)	3,727	3,642	3,807
Capital expenditures	782	1,445	728

Corporate
Net sales	$(8,837)	$(7,472)	$(7,613)
Operating income (loss) (a)	(3,125)	(3,928)	34,282
Depreciation and amortization (b)	939	1,033	921
Capital expenditures	231	300	598

Total
Net sales	$202,075	$205,130	$177,274
Operating income (loss) (a)	23,618	19,094	47,963
Depreciation and amortization (b)	12,453	12,435	11,768
Capital expenditures	11,916	17,771	8,762

(a) The corporate segment includes operating elements such as segment eliminations, amortization of intangibles, impairment of long-lived assets, alternative fuel mixture credits, charges related to restructuring, unallocated at-risk compensation and unallocated stock-based compensation for executive officers and certain other employees. Corporate net sales represents the elimination of intersegment sales included in the specialty fibers reporting segment.

(b) Depreciation and amortization includes depreciation, depletion and amortization of intangibles.

	Three Months Ended
ADJUSTED EBITDA	September 30, 2010	June 30, 2010	September 30, 2009

Net income (loss)	$64,425	$9,716	$39,232
Income tax expense	(45,018)	4,645	3,507
Interest expense	3,433	3,493	5,067
Amortization of debt costs	198	187	269
Early extinguishment of debt	-	525	(165)
Depreciation, depletion and amortization	12,453	12,434	11,767
Alternative Fuel Mixture Credits	-	-	(35,842)
EBITDA	35,491	31,000	23,835
Non cash charges	100	657	90
Adjusted EBITDA	$35,591	$31,657	$23,925

We calculate EBITDA as earnings before cumulative effect of change in accounting plus interest expense, income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by adding back the following items: asset impairment charges, non-cash charges and other (gains) losses and deducting any non-cash expense associated with alternative fuel mixture credits. You should not consider adjusted EBITDA to be an alternative measure of our net income, as an indicator of operating performance; or our cash flow, as an indicator of liquidity. Adjusted EBITDA corresponds with the definition contained in our US revolving credit facility, established on October 22, 2010, and it provides useful information concerning our ability to comply with debt covenants. Although we believe adjusted EBITDA enhances your understanding of our financial condition, this measure, when viewed individually, is not a better indicator of any trend as compared to other measures (e.g., net sales, net earnings, net cash flows, etc.). Prior period amounts have been adjusted to conform to the definition contained in our new credit facility.

CONTACT:
Buckeye Technologies Inc.
Steve Dean, 901-320-8352
Senior Vice President and Chief Financial Officer
or
Daryn Abercrombie, 901-320-8908
Investor Relations
www.bkitech.com